Exhibit 10.9

ATIEVA, INC.

2009 SHARE PLAN

AMENDED AND RESTATED NOTICE OF SHARE OPTION GRANT

«Optionee»

Address:

As you are aware, you were previously granted an option (the “Option”) to acquire Common Shares of Atieva, Inc. (the “Company”) with a date of grant of __________, 20__. The Notice of Share Option Grant is hereby amended and restated in its entirety to read as follows:

Date of Grant:	«GrantDate»

Exercise Price per Share:	$«ExercisePrice»

Total Number of Shares Granted:	«NoofShares»

Total Exercise Price:	$«TotalExercisePrice»

Type of Option:	Nonstatutory Share Option (“NSO”)

Expiration Date:	«ExpirationDate»

Vesting Commencement Date:	«VCD»

Vesting/Exercise Schedule:	So long as you are in Continuous Service Status with the Company (as defined in the Atieva, Inc. 2009 Share Plan), the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule: «VestingSchedule»

Termination Period:	This Option may be exercised for 90 days after termination of Optionee’s Continuous Service Status except as set out in Sections 3, 4 and 5 of the Option Agreement (but in no event later than the Expiration Date). Optionee is responsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.

1

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Atieva, Inc. 2009 Share Plan and the Amended and Restated Share Option Agreement, both of which are attached and made a part of this document and that the Notice of Share Option Grant and the Share Option Agreement are amended and restated as set forth herein, effective upon execution of this Amended and Restated Notice of Share Option Grant by the Company and you.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause. You acknowledge you have been given an opportunity to consult legal and tax advisers with respect to all matters relating to this Option, and understand and acknowledge that the granting and exercise of this Option are governed by a complex body of securities and tax laws that may impact your ability to exercise this Option or to receive or sell the Shares following such exercise.

The per share “Exercise Price” is intended to be at least equal to the fair market value of the Company’s Common Shares at the date of grant. The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree. If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on you, including interest and penalties under Internal Revenue Code Section 409A. While the Company thinks this is an unlikely event, the Company cannot provide absolute assurance and you may want to consult your own tax adviser with any questions.

ATIEVA, INC.

By:

«Optionee»	Name:

Title:

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was not written to promote, market or recommend the transaction or matter addressed in the communication. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

ATIEVA, INC.

2009 SHARE PLAN

SHARE OPTION AGREEMENT

1.             Grant of Option. Atieva, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), hereby grants to «Optionee» (“Optionee”), an option (the “Option”) to purchase the total number of Common Shares (the “Shares”) set forth in the Notice of Share Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Atieva, Inc. 2009 Share Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.             Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option under Applicable Law, then it is intended to be and will be treated as a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3.             Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of the Plan as follows:

(a)	Right to Exercise.

(i)	This Option may not be exercised for a fraction of a share.

(ii)            In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii)           (A) In the event that this Option and/or the Shares to be issued upon exercise of this Option cannot be registered under applicable laws (including, without limitation, SAFE Circular 37 (as defined below) and SAFE Circular 7 (as defined below)) (the “Requisite Registration”), the term of this Option shall be automatically extended to a date after the completion of the Requisite Registration on which this Option may be exercised, provided that in no event shall the term of this Option exceed the Expiration Date of the Option as set forth in the Notice, and (B) in the event that the Company has not completed the Requisite Registration before a Change of Control, the Company may, in the sole discretion of the Board or a committee thereof, take action with respect to this Option in accordance with Section 13(c) of the Plan. As used herein, “SAFE Circular 37” means shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Special Purpose Companies issued by the State Administration of Foreign Exchange on July 4, 2014; and “SAFE Circular 7” means the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas promulgated by the State Administration of Foreign Exchange of the People’s Republic of China and effective as of February 15, 2012.

(iv)          In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b)           Cashless Sell-All Exercise.

(i)            Optionee may only exercise the vested portion of this Option during its term by delivering a PRC Notice of Exercise (as attached hereto as Exhibit A) to the Company, by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery, together with such additional documents as the Company may then require to effect a cashless sell-all exercise. The Company will provide the forms necessary to make such a cashless sell-all exercise.

(ii)           Unless otherwise agreed in writing with the Company, this Option may only be exercised after the completion of the Requisite Registration and the vested portion of this Option is exercised in a cashless sell-all transaction in accordance with the terms of this Section 3 and such other terms and conditions as may be imposed by the Company in order to ensure full compliance with all applicable tax, securities, employment, foreign exchange and other laws and regulations in the United States, the People’s Republic of China (the “PRC”) and any other applicable jurisdiction including, without limitation, compliance with Section 6 below to the extent applicable at the time of exercise.

(iii)          All amounts referenced in this Agreement and the Notice are denominated in United States dollars. Any amounts payable to Optionee by the Company (or Optionee’s employer) with respect to the cashless sell-all exercise of this Option hereunder are payable to Optionee in local currency, based upon the local currency to United States dollar exchange rate used by the financial institution engaged by the Company to facilitate the exercise of this Option or such other reasonable exchange rate determined by the Board or a committee thereof in its discretion. Optionee’s exercise of this Option will be effective when the PRC Notice of Exercise is received by the Company.

(iv)          Upon receipt of the PRC Notice of Exercise and all other documentation required pursuant to this Section 3, the Company shall effect a cashless sell-all transaction pursuant to which the proceeds of sale shall be remitted to Optionee in the PRC by the Company (or an Affiliate, including Optionee’s employer if different from the Company) representing a cash payment equal to the excess of: (i) the net sale proceeds, over (ii) the sum of the aggregate exercise price of this Option and all applicable taxes, exchange fees or other amounts required to be paid or withheld in connection with the exercise of this Option.

(v)           Notwithstanding anything to the contrary contained in this Agreement or the PRC Notice of Exercise, Optionee may not exercise the Option unless the Shares covered by the Option are then registered under the Securities Act (or under the applicable laws of another jurisdiction under which the Shares may be registered) or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act (or under the applicable laws of another jurisdiction under which the Shares may be registered). The exercise of this Option also must comply with other applicable laws and regulations governing this Option, including those of the United States and Optionee’s country of residence, and Optionee may not exercise this Option if the Company determines that such exercise would not be in material compliance with such laws and regulations. Optionee understands that the Company is under no obligation to register or qualify the Shares with any securities regulatory authority in any jurisdiction or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the consent of Optionee to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(vi)          By exercising this Option Optionee agrees to take all steps to comply, and to assist the Company and its Affiliates to enable each of them to comply, with all applicable laws and regulations including, without limitation, those implemented by the China Securities Regulatory Commission, the State Administration for Foreign Exchange, the State Administration for Taxation and any other PRC government authorities (the “PRC Authorities”) or any specific request made by the PRC Authorities in relation to the fulfillment of any reporting, filing, registration and approval requirements imposed on the Company or any Affiliate. Optionee further agrees to execute and deliver such other agreements or documents, and to fulfill any reporting, filing, registration and approval requirements, as may be required by the PRC Authorities and/or reasonably requested by the Company or an Affiliate.

4.             Termination of Relationship; Early Termination of Option. Subject to Sections 3 and 5 of this Agreement, following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 4. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(a)           Termination. Subject to Sections, 3 and 5 of this Agreement, in the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death or for Cause (as defined in the Plan), Optionee may, to the extent Optionee is vested in the Option Shares at the Termination Date, exercise this Option during the Termination Period set forth in the Notice.

(b)           Other Terminations of Relationship. InSubject to Sections, 3 and 5 of this Agreement, in connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:

(i)             Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within twelve months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.

(ii)           Death of Optionee. In the event of the death of Optionee (a) during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time within twelve months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

(iii)          Termination for Cause. In the event Optionee’s Continuous Service Status is terminated for Cause, the Option shall terminate immediately upon such termination for Cause as set forth in Section 9(b)(iv) of the Plan. In the event Optionee’s employment or consulting relationship with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period, also as set forth in Section 9(b)(iv) of the Plan. The Administrator shall have authority to effect such procedures and take such actions as are necessary to carry out the legal intent of this Section 5(b)(iii), including such procedures and actions as are required to cause Optionee to return to the Company Shares purchased under the Option that have been purchased or that vested within six months of the events giving rise to the for-Cause termination of Optionee's Continuous Service Status and, if such Shares have been transferred by the Optionee, to remit to the Company the value of such transferred Shares, also as set forth in Section 9(b)(iv) of the Plan.

(c)            Termination of Option. This Option may terminate prior to its Expiration Date and prior to the dates specified under Section 5(a) and (b) above under certain circumstances as set forth in Section 13 of the Plan.

5.             Compliance with Law. Notwithstanding any other term of this Agreement, the Company, its Affiliates and Optionee will comply at all times with the laws and regulations of the United States and the PRC in relation to the grant of the Option and the exercise of the Option under Section 3 above, including without limitation any applicable anti-money laundering, anti-bribery and anti-corruption laws. Notwithstanding any other term of this Agreement, in the event that the laws and regulations of the United States or the PRC at any time including but not limited to the time of exercise prohibit the grant of this Option, the exercise of this Option or the receipt of the net sale proceeds pursuant to Section 3 above, then to the extent the laws and regulations of the United States and the PRC permit the Company to preserve the economic value that may be generated by this Option, the Company may, in its sole discretion (but without any obligation), take such steps or course of action to provide or maintain the benefit of this Option as contemplated by this Agreement (or provide benefits to Optionee that are substantially equivalent thereto), subject to the completion, execution and delivery of any agreement or document, and compliance with any reporting, filing, registration or approval process required to be undertaken by Optionee, the Company, an Affiliate or any third party to ensure material compliance with all applicable laws and regulations including, without limitation, those of the PRC Authorities

6.             Non-Transferability of Option. Except as otherwise set forth in the Notice, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7.             Tax Consequences. The Company has not provided any tax advice with respect to this Option or the disposition of the Shares. Optionee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, exercise, assignment, release, cancellation or any other disposal of this Option (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares. Optionee is responsible for, and by accepting this Option under the Plan agrees to bear, all taxes of any nature, including without limitation withholding taxes, that are legally imposed upon Optionee in connection with this Option, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on Optionee. Optionee should also take advice in respect of the taxation indemnity provisions under Section 8 below. The per share Exercise Price of the Option is intended to be at least equal to the fair market value of the Company’s Common Shares at the date of grant. The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree. If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on Optionee, including interest and penalties under Internal Revenue Code Section 409A. While the Company thinks this is an unlikely event, the Company cannot provide absolute assurance and Optionee may want to consult Optionee’s own tax adviser with any questions.

8.             Optionee’s Taxation Indemnity.

(a)           To the extent permitted by law, Optionee hereby agrees to indemnify and keep indemnified the Company and the Company as trustee for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of Optionee’s country or citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares.

(b)           The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares unless and until Optionee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Option Tax Liability”), or Optionee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from Optionee within such period as the Company may then determine.

9.	Data Protection.

(a)           To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Optionee and to transfer this data to certain third parties such as brokers with whom Optionee may elect to deposit any share capital under the Plan. Optionee consents to the Company (or its payroll administrators) collecting, holding and processing Optionee’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan, including transferring this data outside the country in which Optionee is employed or retained.

(b)           Optionee understands that Optionee may, at any time, view Optionee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Optionee.

10.           Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Securities Dealers, Inc.) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering.

11.            Signatory to Company Investors’ Rights Agreement. Purchaser acknowledges and agrees that concurrently with the execution of this Agreement, Purchaser will become a party to that certain Amended and Restated Investors’ Rights Agreement dated as of November 11, 2010 by and among the Company and certain stockholders of the Company, as such agreement may be amended from time-to-time. Purchaser agrees to sign and deliver such documents as requested by the Company in connection with the foregoing.

12.            Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

13.            Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter. If Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

[Signature Page Follows]

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

«OPTIONEE»	ATIEVA, INC.

By:

Name:

Dated:	Title:

EXHIBIT A

ATIEVA, INC.

2009 SHARE PLAN

PRC NOTICE OF EXERCISE

Atieva, Inc.

[Address]	Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to exercise my option in a cashless sell-all transaction with respect to the number of shares of Common Stock of Atieva, Inc. (the “Company”) for the price set forth below.

Stock option dated:	__________________________

Number of shares as to which option is exercised:	__________________________

Total exercise price:	US$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2009 Share Plan and the Share Option Agreement, as amended, (ii) take such other steps as may be required by the Company to ensure compliance with applicable law in relation to the exercise of my option, and (iii) to your withholding from any payment to me with respect to the exercise of this option of any and all amounts relating to the exercise price of the shares subject to this option, and all applicable tax, foreign exchange fees and other withholdings in accordance with the Share Option Agreement, as amended.

Very truly yours,

Print Name:

Address: